UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Airspan Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00950H 10 2

(CUSIP Number)

12-31-2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Page 1 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 2 of 16 Pages

1.	Name of Reporting Person: InterWest Partners VI, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person*: PN

Page 2 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 3 of 16 Pages

1.	Name of Reporting Person: InterWest Investors VI, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person*: PN

Page 3 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 4 of 16 Pages

1.	Name of Reporting Person: InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.0%

12.	Type of Reporting Person*: PN

Page 4 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 5 of 16 Pages

1.	Name of Reporting Person: Harvey B. Cash (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 67,844

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 67,844

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 67,844

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person*: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 6 of 16 Pages

1.	Name of Reporting Person: Philip T. Gianos (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,883

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,883

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,883

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person*: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 7 of 16 Pages

1.	Name of Reporting Person: W. Scott Hedrick (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,616

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,616

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,616

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person*: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 8 of 16 Pages

1.	Name of Reporting Person: W. Stephen Holmes (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,367

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,367

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,367

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person*: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 9 of 16 Pages

1.	Name of Reporting Person: Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,351

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,351

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,351

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person*: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 10 of 16 Pages

1.	Name of Reporting Person: Robert R. Momsen (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,781

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,781

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,781

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 16 pages

13G
CUSIP No. 00950H 10 2			Page 11 of 16 Pages

1.	Name of Reporting Person: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,018

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,018

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,018

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%

12.	Type of Reporting Person*: IN

* Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 16 pages

Item 1.

(a)	Name of Issuer: Airspan Networks, Inc. (“Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

777 Yamato Rd., Suite 105 Boca Raton, FL 33431

Item 2.

(a)	Name of Person(s) Filing:

InterWest Partners VI, LP (“IWP VI”)
InterWest Investors VI, LP (“II VI”)
InterWest Management Partners VI, LLC (“IMP VI”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Robert R. Momsen (“Momsen”)
Arnold L. Oronsky (“Oronsky”)

(b)	Address of Principal Business Office or, if none, Residence:

2710 Sand Hill Road
Second Floor
Menlo Park, CA 94025

(c)	Citizenship/Place of Organization:

	IWP VI:	California
	II VI:	California
	IMP VI:	California
	Cash:	United States
	Gianos:	United States
	Hedrick:	United States
	Holmes:	United States
	Kliman:	United States
	Momsen:	United States
	Oronsky:	United States

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 00950H 10 2

Item 3. Not applicable.

Page 12 of 16 pages

Item 4. Ownership.

		IWP VI
		II VI
		IMP VI	Cash*		Gianos*	Hedrick*	Holmes*	Kliman**	Momsen*	Oronsky*
(a)	Beneficial Ownership	0	67,844	***	2,883	1,616	2,367	2,351	1,781	1,018
(b)	Percentage of Class	0.0%	0.2%		Less than 0.1%	Less than 0.1%	Less than 0.1%	Less than 0.1%	Less than 0.1%	Less than 0.1%
(c)	Sole Voting Power	0	67,844	***	2,883	1,616	2,367	2,351	1,781	1,018
	Shared Voting Power	0	0		0	0	0	0	0	0
	Sole Dispositive Power	0	67,844	***	2,883	1,616	2,367	2,351	1,781	1,018
	Shared Dispositive Power	0	0		0	0	0	0	0	0

*These individuals are Managing Directors of IMP VI.

**Kliman is a Venture Member of IMP VI.

***Cash includes 66,250 shares issuable to Cash pursuant to outstanding options exercisable within 60 days of 12/31/04.

Item 5. Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited liability operating agreement of IMP VI, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such limited liability company.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

Page 13 of 16 pages

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A. Joint Filing Statement

Page 14 of 16 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2005

INTERWEST PARTNERS VI, LP

By:	InterWest Management Partners VI, LLC		By:	/s/ Harvey B. Cash

			Name:	Harvey B. Cash

	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Philip T. Gianos

			Name:	Philip T. Gianos

INTERWEST INVESTORS VI, LP
			By:	/s/ W. Scott Hedrick

By:	InterWest Management Partners VI, LLC		Name:	W. Scott Hedrick

	By:	/s/ W. Stephen Holmes	By:	/s/ W. Stephen Holmes

		Managing Director	Name:	W. Stephen Holmes

INTERWEST MANAGEMENT PARTNERS VI, LLC			By:	/s/ Gilbert H. Kliman

			Name:	Gilbert H. Kliman

	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Robert R. Momsen

			Name:	Robert R. Momsen

			By:	/s/ Arnold L. Oronsky

			Name:	Arnold L. Oronsky

Page 15 of 16 pages

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 9, 2005

INTERWEST PARTNERS VI, LP

By:	InterWest Management Partners VI, LLC		By:	/s/ Harvey B. Cash

			Name:	Harvey B. Cash

	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Philip T. Gianos

			Name:	Philip T. Gianos

INTERWEST INVESTORS VI, LP
			By:	/s/ W. Scott Hedrick

By:	InterWest Management Partners VI, LLC		Name:	W. Scott Hedrick

	By:	/s/ W. Stephen Holmes	By:	/s/ W. Stephen Holmes

		Managing Director	Name:	W. Stephen Holmes

INTERWEST MANAGEMENT PARTNERS VI, LLC			By:	/s/ Gilbert H. Kliman

			Name:	Gilbert H. Kliman

By:	/s/ W. Stephen Holmes

	Managing Director		By:	/s/ Robert R. Momsen

			Name:	Robert R. Momsen

			By:	/s/ Arnold L. Oronsky

			Name:	Arnold L. Oronsky

Page 16 of 16 pages